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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

CONTACT: LARRY T. LAKIN
         Chief Financial Officer
         (248) 712-7007

FRANK'S NURSERY & CRAFTS ANNOUNCES FILING OF PLAN OF REORGANIZATION AND

DISCLOSURE STATEMENT


Troy, Michigan, February 11, 2002 - Frank's Nursery & Crafts, Inc. and FNC Holdings Inc. announced that they have filed a consolidated proposed Plan of Reorganization and a related Disclosure Statement with the U.S. Bankruptcy Court for the District of Maryland, Baltimore Division, today. The plan is supported by the official creditors' committee and FNC's shareholders. The Company expects the Bankruptcy Court to conduct a hearing within thirty days for the purpose of making a determination as to the adequacy of the Disclosure Statement. Once the Bankruptcy Court approves the Disclosure Statement, the Companies will commence solicitation of votes from creditors for approval of the Plan of Reorganization. Under the proposed plan, FNC would be substantively consolidated and merged into Frank's for all purposes.

Under the proposed Plan of Reorganization, in settlement of their claims pre-petition unsecured creditors principally would receive the common stock of the reorganized company, Frank's Nursery & Crafts, Inc. The Company has obtained commitments from Congress Financial Corporation and Kimco Realty Corporation for two separate financing facilities totaling $80 million that would help fund the Companies' distributions under the plan and future working capital requirements.

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Frank's filed for Chapter 11 on February 19, 2001. Since then, the Company has restructured its business by closing forty-seven underperforming stores, which closings were in addition to 44 other stores closed prior to the Chapter 11 filing. The Company hired a new Chief Executive Officer, Steven S. Fishman, on September 25, 2001, who has considerable experience in merchandising and turnaround management. Mr. Fishman commented, "Our associates have all worked very hard to develop and implement our new business plan. Customers are coming back into our stores in reaction to improved advertising and marketing programs, and vendor support has been terrific. We believe the plan of reorganization will allow the company to successfully emerge from Chapter 11 and provide the framework to attain successful future growth."

Frank's currently operates 170 stores in fourteen states and is the largest United States chain (as measured by sales) of specialty retail stores devoted to the sale of lawn and garden products. Frank's is also a leading retailer of Christmas trim-a-tree merchandise, artificial flowers and arrangements, garden and floral crafts, and home decorative products.

The Plan of Reorganization and Disclosure Statement, which have not yet been approved by the Bankruptcy Court, will be available on Frank's Nursery & Crafts' website within 48 hours of this release. www.franks.com

Any statements in this release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider. Neither this release nor the posting of the Plan on Frank's website shall constitute a solicitation of acceptances on the Plan, which solicitation only may be done after the Disclosure Statement has been approved by the Bankruptcy Court.

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